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                                                                     EXHIBIT 5.1



March 20, 2002



PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN   55437

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have acted on behalf of Plato Learning, Inc (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to 1,700,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), pursuant to the terms of the Company's 2002 Stock Plan (the "Plan"). Upon the inspection of such corporate records and documents that we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware; and

     2. The Shares, when issued and paid for as contemplated under the Plan, and when delivered against payment therefor as contemplated under the Plan, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                         Very truly yours,

                                         /s/ MASLON EDELMAN BORMAN & BRAND, LLP